Exhibit 99.1
For Release September 30, 2010
6:00am Pacific
Clearwire Announces Changes to Board of Directors
KIRKLAND, Wash. – September 30, 2010 – Clearwire Corporation (NASDAQ: CLWR), a leading provider of wireless broadband services and operator of the largest 4G network in the country, today announced that Daniel R. Hesse, Keith O. Cowan, and Steven L. Elfman have resigned from the Clearwire board of directors. Hesse, Cowan and Elfman are all officers of Sprint Nextel Corporation and were nominated to the Clearwire board by Sprint.
Clearwire was informed by Sprint that the decisions to resign were made out of an abundance of caution to address questions raised by Clearwire regarding new developments in antitrust law. Clearwire’s board structure allows for 13 members, seven of which Sprint has the right to appoint. The remaining four Sprint appointees to the Clearwire board are unchanged, and Sprint reserved the right to appoint new members to the Clearwire board at a later date.
About Clearwire
Clearwire Corporation (NASDAQ:CLWR), through its operating subsidiaries, is a leading provider of wireless broadband services. Clearwire’s 4G network is currently available in areas of the U.S. where approximately 66 million people live and the company plans to continue to expand its 4G coverage. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides an unprecedented combination of speed and mobility to deliver next generation broadband access. The company markets its 4G service through its own brand called CLEAR® as well as through its wholesale relationships with Sprint, Comcast and Time Warner Cable. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire is headquartered in Kirkland, Wash. Additional information is available at http://www.clearwire.com.
Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward- looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We are an early-stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	Our current and future plans are subject to a number of conditions and uncertainties, including among others, our ability to manage ongoing market development activities (including the development of over 10,000 sites), our performance in launched markets and our access to additional funding.

•	We regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business, including among other things, modifying the pace at which we build our 4G mobile broadband networks, augmenting our network coverage in markets we launch, changing our sales and marketing strategy and or acquiring additional spectrum. Such modifications to our plans could significantly change our capital requirements.

•	We believe that we require substantial additional financing to maintain our current business plans, and if we are unable to raise such financing on acceptable terms we will need to modify our plans accordingly.

•	We may fail to realize all of the anticipated benefits of the transactions with Sprint and the strategic investors.

•	We have deployed a wireless broadband network based on mobile WiMAX technology, and would incur significant costs to deploy alternative technologies. Additionally, such alternative technologies may not perform as we expect on our network and deploying such technologies would result in additional risks to the company.

•	We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Sprint Nextel Corporation owns a majority of our shares, resulting in Sprint holding a majority voting interest in the Company, and Sprint may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed on February 24, 2010 and our Quarterly Report on Form 10-Q filed on August 5, 2010. Clearwire assumes no obligation to update or supplement such forward-looking statements.
Clearwire Corporation
Investor Relations:
Paul Blalock, 425-636-5828
paul.blalock@clearwire.com
or
Media Relations:
Susan Johnston, 425-216-7913
susan.johnston@clearwire.com
JLM Partners for Clearwire
Mike DiGioia or Jeremy Pemble, 206-381-3600
mike@jlmpartners.com or jeremy@jlmpartners.com

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